For Period ended 11/30/04                                          Series 4 & 10
File Number 811-4019

Sub-Item 77D(a): Policies with respect to security investments
--------------------------------------------------------------------------------

In July  2004,  the  Board of  Trustees  approved  modifications  to  investment strategies to combine the bond and money market instruments investment categories of the Balanced Strategy Fund and the tax-exempt bond and tax-exempt money market instruments investment categories of the Growth and Tax Strategy Fund into one investment category. In addition, the Board of Trustees also approved the changes to the percentage target ranges of net assets for the funds as shown below, effective October 1, 2004.


BALANCED STRATEGY FUND                    APPROVED - TARGET RANGE
----------------------                    -----------------------

Stocks                                             30 - 70%
Bonds and Money Market
  Instruments                                      30 - 70%



GROWTH AND TAX STRATEGY FUND              APPROVED - TARGET RANGE
----------------------------              -----------------------

Blue Chip Stocks                                   30 - 50%
Tax Exempt Bonds and Money Market
  Instuments                                       50 - 70%